UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2016

CURRENT REPORT

SUN BANCORP, INC.

(Exact name of registrant as specified in its charter)

CURRENT REPORT

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(SEC Commission File No.)	(I.R.S. Employer Identification No)

350 Fellowship Road, Suite 101 Mount Laurel, New Jersey	08054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 691 - 7700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02
                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

       On September 22, 2016, Sun Bancorp, Inc. (the "Company") entered into an amended and restated employment agreement with its Chief Lending Officer, Nicos Katsoulis, as well as Change in Control Continuity Agreements with Mr. Katsoulis, Thomas R. Brugger, its Chief Financial Officer, Anthony J. Morris, its Chief Banking Officer, and Patricia M. Schaubeck, its General Counsel.  The new agreements contain standardized terms and supersede in their entirety any pre-existing employment agreements, offer letter agreements, or change in control severance agreements between the Company and each such individual.

       Pursuant to the amended and restated employment agreement with Mr. Katsoulis (the "Katsoulis Agreement"), Mr. Katsoulis will continue to serve as Executive Vice President and Chief Lending Officer of the Company and of its subsidiary bank for a three-year term, with a base salary of no less than $420,000 per annum, a target annual bonus opportunity of no less than 50% of base salary, and long-term incentive awards with an annual grant date fair market value of no less than 50% of base salary.  In the event Mr. Katsoulis's employment is terminated by the Company without "cause" or by him for "good reason" (each as identified in the Katsoulis Agreement), Mr. Katsoulis would be entitled to cash severance equal to one year of base salary.  Pursuant to the Katsoulis Agreement, Mr. Katsoulis will generally be subject to a one-year non-competition and non-solicitation convenant following the date of termination.

       Pursuant to the terms of the Change in Control Continuity Agreements, if, during the period immediately prior to and two years following a "change in control" of the Company, the applicable officer's employment is terminated by the Company without "cause" or by the participant for "good reason" (all as defined in the applicable Change in Control Continuity Agreement), the officer would be entitled to cash severance equal to three times the sum of the officer's base salary as of the date of termination and the officer's highest annual bonus earned over a multi-year period preceding the date of termination, as well as a prorated bonus, a payment in lieu of employer retirement plan contributions that would be made during the three-year period following the date of termination, a payment equal to 125% of the expected cost of premiums for coverage under the Company's welfare plans for such three-year period, and vesting of any unvested equity compensation awards.  The Change in Control Continuity Agreements include a confidentiality convenant and provide that all other restrictive covenants to which the applicable officer is party would cease to apply upon the occurrence of a change in control.  Any payments or benefits under the Change in Control Continuity Agreements will be reduced to the extent necessary to ensure that the golden parachute excise tax does not apply to the Company or the applicable officer.

       Copies of the Katsoulis Agreement and of the Change in Control Continuity Agreements for Messrs. Brugger, Katsoulis and Morris and for Ms. Schaubeck are filed with this report as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 10.5, respectively.  The foregoing descriptions are subject to, and qualified in their entirety by, the actual agreements.

Item 5.02 (e)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Exhibit
Number  Description

10.1          Amended and Restated Employment Agreement, by and between Sun Bancorp, Inc. and Nicos Katsoulis, dated as of September 22, 2016
10.2          Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Thomas R. Brugger, dated as of September 22, 2016
10.3          Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Nicos Katsoulis, dated as of September 22, 2016
10.4          Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Anthony J. Morris, dated as of September 22, 2016
10.5          Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Patricia M. Schaubeck, dated as of September 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN BANCORP, INC.

Date: September 27, 2016	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit

Number   Description

10.1    Amended and Restated Employment Agreement by and between Sun Bancorp, Inc. and Nicos Katsoulis, dated as of September 22, 2016

10.2    Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Thomas R. Brugger, dated as of September 22, 2016

10.3    Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Nicos Katsoulis, dated as of September 22, 2016

10.4    Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Anthony J. Morris, dated as of September 22, 2016

10.5    Change in Control Continuity Agreement by and between Sun Bancorp, Inc. and Patricia M. Schaubeck, dated as of September 22, 2016